EXHIBIT 3 (i)
FILED - SECRETARY OF STATE
DIVISION OF CORPORATIONS
99 APR - 7    PM 12:40
                            ARTICLES OF INCORPORATION
                                       OF
                             RHINO ECOSYSTEMS, INC.

     THE UNDERSIGNED, for the purpose of forming a corporation for profit pursuant to Chapter 607, Florida Statutes, does hereby adopt the following Articles of Incorporation:

                                   WITNESSETH:

                                   ARTICLES I
                                NAME AND ADDRESS

     The name and address of the principal office and/or mailing address of the Corporation is as follows:

                             RHINO ECOSYSTEMS, INC.
                          4641 N. OCEAN BLVD., SUITE 6
                         LAUDERDALE BY THE SEA, FL 33308

                                   ARTICLE II
                                    DURATION

     This Corporation shall have perpetual existence commencing on the date of the filing of these Articles of Incorporation with the Department of State of Florida.

                                   ARTICLE III
                                    PURPOSES

     This Corporation is organized for the purpose of transacting any and all lawful business.

                                   ARTICLES IV
                                  CAPITAL STOCK

     This Corporation is authorized to issue 25,000,000 shares of $.0001 par value common stock.

Prepared by:
Richard P. Greene, P.A.
Richard P. Greene, Esquire
2455 East Sunrise Boulevard, Suite 905
Fort Lauderdale, Florida 33304
(954) 564-6616
Florida Bar Number: 504378

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                                    ARTICLE V
                        QUORUM FOR STOCKHOLDERS MEETINGS

     Unless otherwise provided for in the Corporation's Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of shareholders.

                                   ARTICLE VI
                 INITIAL REGISTERED OFFICE AND REGISTERED AGENT

     The street address of the initial registered office of this Corporation is 2455 East Sunrise Boulevard, Suite 905, Fort Lauderdale, Florida 33304 and the name of the initial registered agent of this Corporation at such address is Richard P. Greene, P.A.

                                  ARTICLES VII
                           INITIAL BOARD OF DIRECTORS

     This Corporation shall have three directors initially. The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one. The name and address of the initial Directors of the Corporation are as follows:

                                 Mark Wiertzema
                                 40 Trowers Road
                       Woodbridge, Ontario L4L 7K6, Canada

                                  Gordan Novak
                                 40 Trowers Road
                       Woodbridge, Ontario L4L 7K6, Canada

                                    Jan Walsh
                                 40 Trowers Road
                       Woodbridge, Ontario L4L 7K6, Canada

                                  ARTICLE VIII
                                  INCORPORATORS

     The name and address of the Corporation's incorporator is:

                                Richard P. Greene
                     2455 East Sunrise Boulevard, Suite 905
                         Fort Lauderdale, Florida 33304

                                   ARTICLE IX
                                 INDEMNIFICATION

     The Corporation shall indemnify its officers, directors and authorized agents for all liabilities incurred directly, indirectly or incidentally to services performed for the Corporation, to the fullest extent permitted under Florida law existing now or hereinafter enacted.


                                    ARTICLE X
                         LIMITATION ON SHAREHOLDER SUITS

     Shareholders shall not have a cause of action against the Company's officers, directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Florida. The fact that this Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the State of Florida are hereby granted the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.

     IN WITNESS WHEREOF, we have subscribed our names this 31st day of March, 1999.


                                       /s/ Richard P. Greene
                                       ---------------------------
                                       Richard P. Greene, Incorporator
                                       2455 East Sunrise Boulevard, Suite 905
                                       Ft. Lauderdale, Florida 33304

     I hereby am familiar with and accept the duties and responsibilities as registered agent for said corporation.

RICHARD P. GREENE, P.A.

By:      /s/ Richard P. Greene
         ----------------------------
         Richard P. Greene, Esq., President